UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

INTERMIX MEDIA, INC.

(Name of Registrant as Specified in its Charter)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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A spokesperson for Intermix Media, Inc. issued the following statement at 1:30 p.m. PDT on September 23, 2005 in response to inquiries relating to a press release issued by Freemyspace, LLC and Intermix’s former chairman Brad Greenspan:

“Intermix Media, Inc. has not received the proposal described in the press release issued by Freemyspace, LLC earlier today and is otherwise unaware of any such offer. If and when any such proposal is forthcoming, the Company’s Board will give it due consideration.”

Subsequent to issuing this statement, Intermix received a proposal letter from Mr. Greenspan as a representative of Freemyspace, LLC, which the Board of Directors of Intermix intends to review together with its legal and financial advisors.

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IMPORTANT ADDITIONAL INFORMATION FILED WITH THE SEC

Intermix has filed a proxy statement in connection with the proposed merger, which has been mailed to Intermix’s stockholders. This Schedule 14A is expressly incorporated by reference into the proxy statement. Intermix’s stockholders are urged to read the proxy statement in its entirety and any other relevant materials when they become available as they contain important information about the merger and Intermix. Investors and security holders may obtain free copies of these documents—and other documents filed with the Securities and Exchange Commission (the “SEC”)—at the SEC’s Web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Intermix by going to Intermix’s Investor Relations page on its corporate Web site at www.intermix.com.

Intermix and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. A description of any interests that Intermix’s officers and directors have in the merger is available in the proxy statement. Information regarding Intermix’s directors and executive officers is contained in Intermix’s Annual Report on Form 10-K/A for the year ended December 31, 2004, which is filed with the SEC. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Intermix’s corporate website at www.intermix.com.